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                                                                     Exhibit 8.1





                 [Letterhead of Wachtell, Lipton, Rosen & Katz]


                                October 9, 1998


American Stores Company
299 South Main Street
Salt Lake City, Utah  84111

Ladies/Gentlemen:

          Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Albertson's, Inc., a Delaware corporation ("Albertson's"), relating to the proposed merger (the "Merger") of Abacus Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Albertson's ("Sub"), with and into American Stores Company, a Delaware corporation ("ASC"), pursuant to the Agreement and Plan of Merger, dated as of August 2, 1998, by and among Albertson's, Sub and ASC.

          We have participated in the preparation of the discussion set forth under the caption "THE MERGER--Certain U.S. Federal Income Tax Consequences" in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States Federal income tax consequences of the Merger under currently applicable law, is accurate in all material respects. Any capitalized term used and not defined herein shall have the meaning given to it in the Registration Statement, the Proxy Statement/Prospectus of ASC and Albertson's (which forms a part of the Registration Statement), or the appendices thereto.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   /s/ Wachtell, Lipton, Rosen & Katz